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[PULTE HOMES LETTERHEAD]

FOR IMMEDIATE RELEASE                                CONTACT: Valerie Dolenga
                                                              Pulte Homes, Inc.
                                                              (248) 433-4633
                                                              vdolenga@pulte.com

        PULTE HOMES ANNOUNCES DEL WEBB CORPORATION'S NOTICE OF CHANGE OF
          CONTROL OFFER FOR DEL WEBB'S SENIOR SUBORDINATED DEBENTURES

         BLOOMFIELD HILLS, MICH. - AUGUST 29, 2001 - Pulte Homes, Inc. (NYSE:
PHM) today announced that Del Webb Corporation has given notice of its change of control offer for four series of its Senior Subordinated Debentures. As previously announced on July 31, 2001, Pulte Homes acquired Del Webb through a merger transaction, which resulted in Del Webb becoming a wholly-owned subsidiary of Pulte Homes. As a result of the merger, Del Webb is required, under the applicable indentures, to offer to purchase the four series of Senior Subordinated Debentures.

Accordingly, Del Webb has made offers to purchase the following series of notes:

   - 9% senior subordinated debentures due 2006 (The Bank of New York, as trustee) - The required change of control offer price for the securities is 101% of their aggregate principal amount. To the extent the change of control offer is not accepted, Del Webb has the right to redeem the securities for a price of 101.125% on or after February 15, 2002. To expedite the redemption of the securities, Del Webb is offering to redeem them now for 101.4375%. The change of control offer will remain open until September 25, 2001; the payment date is October 1, 2001.

   - 9 3/4% senior subordinated debentures due 2008 (State Street Bank and Trust Company, as trustee) - The required change of control offer price for the securities is 101% of their aggregate principal amount; the change of control offer will remain open until September 27, 2001; the payment date is October 1, 2001.

    - 9 3/8% senior subordinated debentures due 2009 (State Street Bank and Trust Company, as trustee) - The required change of control offer price for the securities is 101% of their aggregate principal amount; the change of control offer will remain open until September 27, 2001; the payment date is October 1, 2001.

    - 10 1/4% senior subordinated debentures due 2010 (The Bank of New York, as trustee) - The required change of control offer price for the securities is 101% of their aggregate principal amount; the change of control offer will remain open until September 25, 2001; the payment date is October 1, 2001.

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     "To the extent Del Webb's offer to repurchase its senior subordinated debentures is accepted, Del Webb can reduce Pulte Homes' borrowing costs and take advantage of an attractive opportunity to enhance our strong financial position," said Roger Cregg, Senior Vice President and Chief Financial Officer for Pulte Homes. "We continue to view the strategic merger with Del Webb as supportive of our long-term goals of growth and increased shareholder value."

ABOUT PULTE HOMES
Pulte Homes, Inc., (www.pulte.com) based in Bloomfield Hills, Michigan, has operations in 41 markets across the United States, Argentina, Puerto Rico and Mexico, where it is the fifth-largest builder. The Company's Del Webb Group operations are the nation's leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 407,000 homes and has been honored as "America's Best Builder." Pulte Mortgage Corporation is a nationwide lender committed to meeting the financing needs of Pulte Homes customers by offering a wide variety of loan products and superior customer service.
/Web site:  http://www.pulte.com/


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